Exhibit 99.1

KROGER REPORTS STRONG SALES AND IMPROVED EARNINGS

FOR FIRST QUARTER OF FISCAL 2005

Identical Supermarket Sales, Including Southern California, Rose 3.8% With Fuel and 2.4%

Without Fuel; Company Raises Earnings Estimate for 2005

CINCINNATI, OH, June 21, 2005 — The Kroger Co. (NYSE: KR) today reported net earnings of $294.3 million, or $0.40 per fully diluted share, for the first quarter ended May 21, 2005. Net earnings in the year-ago period were $262.8 million, or $0.35 per fully diluted share.

Total sales for the first quarter of fiscal 2005 increased 6.2% to $17.9 billion. Identical supermarket sales increased 3.8% with fuel and 2.4% without fuel.

“Kroger’s associates are focused on providing our customers with high levels of service, selection and value. That was the key to our performance in the first quarter,” said David B. Dillon, Kroger chairman and chief executive officer. “We’re targeting the areas of our business that our customers have told us are most important to them. Whether it’s speeding up the checkout process, making sure our stores have the right products in stock, or rewarding our best customers with special savings, we’re committed to making sure that every decision we make positively influences the way our customers feel about Kroger.”

He said Kroger’s emphasis on placing the “customer first” generated increased customer traffic and higher average transaction size in identical supermarkets during the first quarter. Kroger’s identical supermarket sales, excluding fuel and strike-affected stores, have shown sequential improvement for eight of the past nine quarters.

1

Other highlights of the first quarter:

•	FIFO gross margin was 25.19% of sales, a reduction of 82 basis points from the first quarter of 2004. Excluding the effect of fuel, FIFO gross margin declined 40 basis points – in line with Kroger’s expectations – as the Company continued to invest in lower prices for customers.

•	Operating, general and administrative (OG&A) costs declined 62 basis points to 18.39% of sales. Excluding fuel, OG&A declined 29 basis points. OG&A at the supermarket divisions, excluding Ralphs and the effect of fuel, fell nine basis points.

•	Capital investment totaled $400.6 million, compared to $456.7 million a year ago.

•	Kroger repurchased 9.5 million shares of stock at an average price of $16.06 for a total investment of $153 million. There is approximately $208 million remaining under the $500 million stock buyback announced last September. Since January 2000, Kroger has invested $2.9 billion to repurchase 150.3 million shares – equivalent to approximately 17% of the Company. Kroger continues to buy back stock.

•	Total debt was $7.5 billion, a reduction of $508.7 million from a year ago.

Mr. Dillon said Kroger continues to rebuild its business in southern California. Identical supermarket sales without fuel at both Ralphs and Food 4 Less were positive in the first quarter and, on a combined basis, increased 1.3% over the prior-year period. Earnings before interest, taxes, depreciation and amortization (EBITDA) at Ralphs and Food 4 Less were in line with Kroger’s expectations.

“We’re pleased with our progress in southern California, particularly in light of the significant challenges we have faced. Our Ralphs and Food 4 Less associates are embracing the plan and are delivering against our strategy. We’re seeing solid improvement,” he said.

2

Kroger Raises Earnings Estimate for 2005

On the strength of its first-quarter financial performance, Kroger today raised its earnings estimate for fiscal 2005. Kroger said it now expects earnings for the full year to exceed $1.24 per fully diluted share, an increase of $0.03 from guidance provided in March. Kroger expects its 2005 earnings per share growth to be fueled by continued progress in southern California, improved results from the balance of the Company, lower interest expense, and fewer shares outstanding as a result of stock buybacks.

“We’re off to a good start in 2005. Across the organization, our associates are working together to deliver the best possible shopping experience to our customers every day. Yet we also recognize that a lot of work remains. In this competitive environment, we must do an even better job of understanding and delivering what our customers need so that we can drive profitable sales growth and create the value that our shareholders expect from their investments,” Mr. Dillon said.

Headquartered in Cincinnati, Ohio, Kroger is one of the nation’s largest retail grocery chains. At the end of the first quarter of fiscal 2005, the Company operated (either directly or through its subsidiaries) 2,524 supermarkets and multi-department stores in 32 states under two dozen local banners including Kroger, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith’s and Smith’s Marketplace, Fry’s and Fry’s Marketplace, Dillons, QFC and City Market. Kroger also operated (either directly or through subsidiaries, franchise agreements, or operating agreements) 793 convenience stores, 432 fine jewelry stores, 552 supermarket fuel centers and 42 food processing plants. For more information about Kroger, please visit our web site at www.kroger.com.

# # #

This press release contains certain forward-looking statements about the future performance of the Company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by the word “expects.” These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. Results anticipated in forward-looking statements regarding earnings could be adversely affected

3

by increased competition, weather and economic conditions, interest rates, goodwill impairment, our ability to generate sales at desirable margins, and future labor disputes, particularly as the Company seeks to manage health care and pension costs. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live via the Internet at 10 a.m. (EDT) on June 21, 2005 at www.kroger.com and www.streetevents.com. An on-demand replay of the webcast will be available from 2 p.m. (EDT) on June 21, 2005 through July 1, 2005.

# # #

Media Contact:	Gary Rhodes (513) 762-1304

Investor Contact:	Carin Fike (513) 762-4969

4

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

	FIRST QUARTER
	2005		2004
SALES	$17,947.7	100.00%	$16,904.6	100.00%
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION, LIFO CHARGE (a), EXCLUDING ITEMS SHOWN SEPARATELY BELOW	13,436.9	74.87	12,518.3	74.05
OPERATING, GENERAL AND ADMINISTRATIVE	3,300.9	18.39	3,213.7	19.01
RENT	203.0	1.13	212.3	1.26
DEPRECIATION	388.7	2.17	371.7	2.20

OPERATING PROFIT	618.2	3.44	588.6	3.48

INTEREST	159.1	0.89	172.2	1.02

EARNINGS BEFORE TAX EXPENSE	459.1	2.56	416.4	2.46
TAX EXPENSE	164.8	0.92	153.6	0.91

NET EARNINGS	$294.3	1.64%	$262.8	1.55%

NET EARNINGS PER BASIC COMMON SHARE	$0.40		$0.35

SHARES USED IN BASIC CALCULATION	726.9		740.5

NET EARNINGS PER DILUTED COMMON SHARE	$0.40		$0.35

SHARES USED IN DILUTED CALCULATION	732.5		749.4

Note:	Certain prior-year amounts have been reclassified to conform to current-year presentation. Certain per share amounts and percentages may not sum due to rounding.
(a)	Includes $10.8 million LIFO charge for both 2005 and 2004.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

	May 21, 2005	May 22, 2004
ASSETS
Current Assets
Cash and temporary cash investments	$135.2	$142.7
Store deposits in-transit	521.2	493.0
Receivables	615.7	629.0
Inventories	4,292.2	4,228.9
Prepaid and other current assets	307.2	344.1

Total current assets	5,871.5	5,837.7

Property, plant and equipment, net	11,465.9	11,256.2
Goodwill, net	2,192.3	3,132.2
Other assets	393.9	250.7

Total Assets	$19,923.6	$20,476.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt, at face value, including capital leases and financing obligations	$71.1	$255.4
Accounts payable	3,444.5	3,450.5
Accrued salaries and wages	570.2	541.1
Deferred income taxes	267.1	138.4
Other current liabilities	1,675.8	1,660.9

Total current liabilities	6,028.7	6,046.3

Long-term debt including obligations under capital leases and financing obligations
Long-term debt, at face value	7,375.7	7,687.0
Adjustment to reflect fair value interest rate hedges	57.1	70.2

Long-term debt including obligations under capital leases and financing obligations	7,432.8	7,757.2

Deferred income taxes	919.3	1,019.9
Other long-term liabilities	1,836.7	1,540.4

Total Liabilities	16,217.5	16,363.8

Stockholders’ equity	3,706.1	4,113.0

Total Liabilities and Stockholders’ Equity	$19,923.6	$20,476.8

Total common shares outstanding at end of period	722.9	737.2
Total diluted shares year to date	732.5	749.4

Note:	Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	YEAR TO DATE
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$294.3	$262.8
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation	388.7	371.7
LIFO charge	10.8	10.8
Deferred income taxes	(19.7)	45.7
Other	17.6	1.1
Changes in operating assets and liabilities, net of effects of acquisitions:
Store deposits in-transit	(14.8)	85.6
Inventories	53.1	(70.8)
Receivables	45.3	62.8
Prepaid expenses	265.3	203.8
Accounts payable	(135.4)	82.5
Accrued expenses	(59.3)	(222.1)
Income tax payables and receivables	181.1	112.5
Contribution to company sponsored pension plan	(88.6)	—
Other long-term liabilities	34.2	(5.7)

Net cash provided by operating activities	972.6	940.7

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(400.6)	(456.7)
Other	24.2	10.5

Net cash used by investing activities	(376.4)	(446.2)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	5.6	—
Reductions in long-term debt	(459.7)	(321.4)
Proceeds from issuance of capital stock	22.4	14.7
Treasury stock purchases	(152.6)	(121.1)
Increase (decrease) in book overdrafts	(20.7)	(78.9)
Other	(0.1)	(4.0)

Net cash used by financing activities	(605.1)	(510.7)

NET DECREASE IN CASH	(8.9)	(16.2)

CASH AT BEGINNING OF YEAR	144.1	158.9

CASH AT END OF QUARTER	$135.2	$142.7

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$189.8	$215.3
Cash paid during the year for income taxes	$5.3	$(7.2)
Non-cash changes related to purchase acquisitions:
Fair value of assets acquired	$—	$3.0
Goodwill recorded	$—	$0.5
Liabilities assumed	$—	$—

Note:	Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information

(in millions, except percentages)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance. Identical and comparable supermarket sales are industry-specific measures and it is important to review them in conjunction with Kroger’s financial results reported in accordance with GAAP. Other companies in our industry may calculate identical or comparable sales differently than Kroger does, limiting the comparability of these measures.

IDENTICAL SUPERMARKET SALES (a)
	FIRST QUARTER
	2005	2004
INCLUDING FUEL CENTERS	$15,990.5	$15,401.4
EXCLUDING FUEL CENTERS	$15,142.4	$14,789.0

INCLUDING FUEL CENTERS	3.8%	1.3%
EXCLUDING FUEL CENTERS	2.4%	0.3%

COMPARABLE SUPERMARKET SALES (b)

	FIRST QUARTER
	2005	2004
INCLUDING FUEL CENTERS	$16,447.1	$15,757.1
EXCLUDING FUEL CENTERS	$15,565.4	$15,137.2

INCLUDING FUEL CENTERS	4.4%	1.8%
EXCLUDING FUEL CENTERS	2.8%	0.8%

(a)	Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters. The identical supermarket dollar figures presented were used to calculate first quarter 2005 percent changes.
(b)	Kroger defines a supermarket as comparable when it has been open for five full quarters, including expansions and relocations. The comparable supermarket dollar figures presented were used to calculate first quarter 2005 percent changes.